Exhibit 99

Gorman-Rupp Reports Second Quarter 2018 Financial Results

MANSFIELD, Ohio--(BUSINESS WIRE)--July 27, 2018--The Gorman-Rupp Company (NYSE: GRC) reports financial results for the second quarter and six months ended June 30, 2018.

Second Quarter 2018 Highlights

  Second quarter earnings per share were $0.39 compared to $0.30 per share for the second quarter of 2017
    Second quarter included a non-cash pension settlement charge of $0.07 per share in 2018 and $0.05 per share in 2017
    Lower effective income tax rate due primarily to the U.S. Tax Cuts and Jobs Act
  Net sales increased 14.3% to a record $111.8 million
  Incoming orders increased 9.9% compared to the second quarter of 2017

Net sales for the second quarter of 2018 were $111.8 million compared to $97.9 million for the second quarter of 2017, an increase of 14.3% or $14.0 million, due primarily to increased sales volume in most our markets. Domestic sales increased 12.7% or $8.1 million and international sales increased 17.1% or $5.9 million compared to the same period in 2017.

Sales in our water markets increased 17.3% or $11.8 million in the second quarter of 2018 compared to the second quarter of 2017. Sales in the fire protection market increased $5.5 million with increases both domestically and internationally due to improved economic conditions, including increased commercial building activity. Sales in the municipal market increased $3.9 million due primarily to positive municipal economic sentiment. In addition, sales of repair parts increased $1.8 million, and sales in the agriculture and construction markets each increased $0.3 million.

Sales increased 7.3% or $2.2 million in non-water markets during the second quarter of 2018 compared to the second quarter of 2017. Sales in the industrial market increased $3.1 million due principally to increased capital spending related to oil and gas drilling activity. This increase was partially offset by decreased sales in the OEM market of $0.5 million and decreased sales in the petroleum market of $0.4 million.

International sales were $40.3 million in the second quarter of 2018 compared to $34.4 million in the same period last year and represented 36% and 35% of total sales for the Company in each of the two periods, respectively. International sales increased most notably in the fire protection, industrial and construction markets and decreased in the OEM market.

Gross profit was $29.9 million for the second quarter of 2018, resulting in gross margin of 26.7%, compared to gross profit of $27.2 million and gross margin of 27.8% for the same period in 2017. The second quarter of 2017 included the recording of a one-time legal settlement that resulted in a favorable impact of 50 basis points. The remaining 60 basis point decrease in gross margin was largely driven by product mix and, to a lesser extent, higher material costs.

Selling, general and administrative expenses (“SG&A”) was $14.9 million and 13.3% of net sales for the second quarter of 2018 compared to $14.1 million and 14.4% of net sales for the same period in 2017. Although SG&A increased due principally to personnel costs, SG&A as a percentage of sales improved 110 basis points as a result of increased sales volume.

Operating income was $15.0 million, resulting in operating margin of 13.4% for the second quarter of 2018, compared to operating income of $13.2 million and operating margin of 13.4% for the same period in 2017.

The Company’s effective tax rate decreased to 19.2% for the second quarter of 2018 from 33.5% for the second quarter of 2017, due primarily to the impact of the U.S. Tax Cuts and Jobs Act enacted in December 2017. Excluding discrete impacts of pension plan contributions and transition tax adjustments, the effective income tax rate for the second quarter of 2018 would have been 22.1%.

Net income was $10.2 million for the second quarter of 2018 compared to $7.8 million in the second quarter of 2017, and earnings per share were $0.39 and $0.30 for the respective periods. A non-cash pension settlement charge reduced second quarter of 2018 earnings by $0.07 per share and second quarter of 2017 earnings by $0.05 per share.

Net sales for the first six months of 2018 were $208.4 million compared to $190.5 million for the first six months of 2017, an increase of 9.4% or $18.0 million. Domestic sales increased 10.9% or $13.3 million and international sales increased 6.8% or $4.7 million compared to the same period in 2017.

Sales in our water markets increased 10.0% or $13.2 million in the first six months of 2018 compared to the first six months of 2017. Sales in the fire protection market increased $4.7 million due primarily to improved economic conditions domestically and sales in the construction market increased $4.0 million due primarily to sales to rental market customers related to increased oil and gas drilling activity. Sales of repair parts increased $2.8 million, sales in the municipal market increased $1.0 million and sales in the agriculture market increased $0.7 million.

Sales increased 8.0% or $4.8 million in non-water markets during the first six months of 2018 compared to the first six months of 2017. Sales in the industrial market increased $4.6 million due principally to increased capital spending related to oil and gas drilling activity. In addition, sales in the petroleum market increased $0.6 million. These increases were partially offset by decreased sales in the OEM market of $0.4 million.

International sales were $72.5 million in the first six months of 2018 compared to $67.8 million in the same period last year and represented 35% and 36% of total sales for the Company in each of the two periods, respectively. International sales increased most notably in the industrial and repair parts markets and decreased in the agriculture and OEM markets.

Gross profit was $56.1 million for the first six months of 2018, resulting in gross margin of 26.9%, compared to gross profit of $49.5 million and gross margin of 26.0% for the same period in 2017. The 90 basis point increase in gross margin was largely driven by favorable product mix.

SG&A was $29.2 million and 14.0% of net sales for the first six months of 2018 compared to $27.7 million and 14.5% of net sales for the same period in 2017. Although SG&A increased due principally to personnel costs, SG&A as a percentage of sales improved 50 basis points as a result of increased sales volume.

Operating income was $26.8 million, resulting in operating margin of 12.9% for the first six months of 2018, compared to operating income of $21.8 million and operating margin of 11.5% for the same period in 2017. Operating margin improved 140 basis points due principally to increased sales volume and favorable product mix.

The Company’s effective tax rate decreased to 21.6% for the first six months of 2018 from 32.5% for the first six months of 2017, due primarily to the impact of the U.S. Tax Cuts and Jobs Act enacted in December 2017. Excluding discrete impacts of pension plan contributions and transition tax adjustments, the effective income tax rate for the first six months of 2018 would have been 23.1%.

Net income was $19.8 million for the first six months of 2018 compared to $12.9 million in the first six months of 2017, and earnings per share were $0.76 and $0.49 for the respective periods. A non-cash pension settlement charge reduced the first six months of 2018 earnings by $0.08 per share and the first six months of 2017 earnings by $0.09 per share.

The Company’s backlog of orders was $128.9 million at June 30, 2018 compared to $103.6 million at June 30, 2017 and $114.0 million at December 31, 2017. The backlog at June 30, 2018 increased 24.4% as compared to June 30, 2017 driven by increased incoming orders in most of the markets the Company serves, most notably in the municipal and fire protection markets.

Capital expenditures for the first six months of 2018 were $5.5 million and consisted primarily of machinery and equipment. Capital expenditures for the full-year 2018 are presently planned to be in the range of $10-$15 million.

The Company’s current estimate of its full year effective tax rate is between 23% and 25%.

Jeffrey S. Gorman, President and CEO commented, “The Company delivered another solid quarter of increased sales in most of the markets we serve, along with higher earnings. Incoming orders also continued to increase in the second quarter and we remain encouraged going in to the second half of the year. We have begun to experience higher material costs due to the recent tariff increases and are carefully monitoring the impact of these on our material costs and sales.”

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment; (2) highly competitive markets; (3) availability and costs of raw materials; (4) loss of key management; (5) cyber security threats; (6) acquisition performance and integration; (7) compliance with, and costs related to, a variety of import and export laws and regulations; (8) environmental compliance costs and liabilities; (9) exposure to fluctuations in foreign currency exchange rates; (10) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (11) changes in our tax rates and exposure to additional income tax liabilities; (12) impairment in the value of intangible assets, including goodwill; (13) defined benefit pension plan settlement expense; (14) family ownership of common equity; and (15) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246
NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(thousands of dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Net sales	$111,827	$97,872	$208,431	$190,475
Cost of products sold	81,962	70,627	152,360	140,978

Gross profit	29,865	27,245	56,071	49,497

Selling, general and administrative expenses	14,872	14,084	29,228	27,678

Operating income	14,993	13,161	26,843	21,819

Other income (expense), net	(2,407)	(1,354)	(1,601)	(2,692)

Income before income taxes	12,586	11,807	25,242	19,127
Income taxes	2,413	3,959	5,452	6,214

Net income	$10,173	$7,848	$19,790	$12,913

Earnings per share	$0.39	$0.30	$0.76	$0.49

The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(thousands of dollars)

	June 30,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$83,721	$79,680
Accounts receivable, net	74,058	67,369
Inventories, net	79,418	74,967
Prepaid and other	5,297	5,918

Total current assets	242,494	227,934

Property, plant and equipment, net	115,426	117,071

Other assets	7,574	7,779

Prepaid pension benefits	8,087	4,313

Goodwill and other intangible assets, net	36,966	37,918

Total assets	$410,547	$395,015

Liabilities and shareholders' equity
Accounts payable	$16,446	$15,798
Accrued liabilities and expenses	31,739	29,898

Total current liabilities	48,185	45,696

Postretirement benefits	15,190	15,737

Other long-term liabilities	7,605	8,087

Total liabilities	70,980	69,520

Shareholders' equity	339,567	325,495

Total liabilities and shareholders' equity	$410,547	$395,015

Shares outstanding	26,108,045	26,106,623

CONTACT:
The Gorman-Rupp Company
James C. Kerr, 419-755-1548
Chief Financial Officer